TCW CONVERTIBLE SECURITIES FUND, INC.
Voting Information (Unaudited)

Report of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of the Fund was held on September 29, 2005, as adjourned. At the meeting, the following matters were submitted to a shareholder vote: (i) the election of Samuel P. Bell, Richard W. Call, Ernest O. Ellison, Matthew K. Fong, John A. Gavin, Patrick C. Haden, Charles A. Parker and Robert G. Sims as Directors to serve until the their successors are elected and qualify (each nominee was elected with Mr. Bell receiving 25,284,501 affirmative votes and 3,234,094 votes withheld, Mr. Call receiving 25,272,871 affirmative votes and 3,245,724 votes withheld, Mr. Ellison receiving 25,840,701 affirmative votes and 2,677,894 votes withheld, Mr. Fong receiving 25,346,241 affirmative votes and 3,172,354 votes withheld, Mr. Gavin receiving 25,290,225 affirmative votes and 3,228,370 votes withheld, Mr. Haden receiving 25,434,798 affirmative votes and 3,083,797 votes withheld, Mr. Parker receiving 25,322,845 affirmative votes and 3,195,750 votes withheld and Mr. Sims receiving 25,798,535 affirmative votes and 2,720,060 votes withheld); (ii) amendment of the Fund’s investment restriction regarding borrowing and issuing senior securities (votes for 21,143,555; votes against 5,115,079; and abstentions 1,026,536); (iii) amendment of the Fund’s investment objective and policies to expand the types of securities in which the Fund may invest (votes for 21,795,658; votes against 4,517,002; and abstentions 972,510); (iv) amendment to the Fund’s investment restriction and investment policy regarding call options to increase the percentage of the Fund’s assets upon which the Fund may purchase or sell call options (votes for 20,715,295; votes against 5,099,116; and abstentions 1,470,759); and (v) amendment to the Fund’s investment management agreement to provide that fees paid under that agreement will be based on all managed assets (votes for 21,877,133; votes against 5,747,885; and abstentions 1,860,367. 47,609,979 shares were outstanding on the record date of the meeting and 28,147,769 shares, 30,936,125 shares and 32,787,427 shares entitled to vote were present in person or proxy at the meeting and adjournments, respectively.